UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 13, 2007 (June 9, 2007)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01               Notice of Delisting or Failure to Satisfy a Continued Listing Requirement;

Transfer of Listing.

(b)               As disclosed below in Item 5.02, Mark Barrenechea resigned from our board of directors on June 9, 2007.  Mr. Barrenechea served on various committees including our audit committee. On June 11, 2007, we notified NASDAQ that we are not in compliance with Marketplace Rule 4350(d)(2)(A) due to the vacancy on the audit committee created by the resignation of Mr. Barrenechea. NASDAQ Marketplace Rule 4350(d)(2)(A) requires the audit committee of each NASDAQ issuer to have at least three independent members, at least one of whom is a financial expert.  Currently, as a result of Mr. Barrenechea’s resignation, the audit committee is comprised of two independent members, one of whom is a financial expert.

                Under NASDAQ Marketplace Rule 4350(d)(4)(B), we have until the earlier of our next annual meeting of shareholders or June 9, 2008 to regain compliance with Rule 4350(d)(2)(A); provided, however, that if our annual meeting of shareholders occurs within 180 days following the event that caused the vacancy, we will have 180 days from such event in order to regain compliance with Rule 4350(d)(2)(A).

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors;

Appointment of Principal Officers.

(b)           On June 9, 2007, Mark Barrenechea resigned from our board of directors.  Mr. Barrenechea stated that the responsibilities of his new position as Chief Executive Officer of Rackable Systems, Inc. are such that he is unable to continue to serve on our board.  Mr. Barrenechea did not advise us of any disagreement on any matter relating to our operations, policies or practices.

Item 8.01.              Other Events.

Robert A. Degan has been appointed to serve on our compensation committee, filling the vacancy on that committee resulting from Mr. Barrenechea’s resignation.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: June 13, 2007		/s/ Vernon A. LoForti
	By:	Vernon A. LoForti
Vice President & CFO